Exhibit 3.1

STATEMENT OF RESOLUTIONS

ESTABLISHING SERIES OF

8.875% REDEEMABLE PREFERRED STOCK

OF CARRIZO OIL & GAS, INC.

Pursuant to Section 21.155 and Section 21.156 of the Texas Business Organizations Code:

CARRIZO OIL & GAS, INC., a Texas corporation, certifies that pursuant to the authority contained in Article Four of its Amended and Restated Articles of Incorporation, as amended, and in accordance with the provisions of Section 21.155 and Section 21.156 of the Texas Business Organizations Code, the Board of Directors duly approved and adopted on June 25, 2017 and a Special Committee has duly adopted by unanimous written consent dated as of June 28, 2017, the following resolution creating and providing for the establishment and issuance of a series of shares of Preferred Stock as hereinafter described, providing for the designations, preferences, limitations and relative rights, voting, redemption and other rights thereof and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Amended and Restated Articles of Incorporation, all in accordance with the provisions of Article 21.155 of the Texas Business Organizations Code the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of Preferred Stock, par value $0.01 per share, of the Company be, and hereby is, created, and that the designation and number of shares thereof and the designations, preferences, limitations and relative rights, voting, redemption and other rights thereof and the qualifications, limitations or restrictions thereof are as follows:

SECTION 1. Designation and Amount; Ranking.

(a) There shall be created from the 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as the “8.875% Redeemable Preferred Stock,” par value $0.01 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 250,000 shares. Shares of the Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be cancelled, shall revert to authorized but unissued shares of Preferred Stock undesignated as to series and subject to later issuance.

(b) The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior in all respects to all Junior Stock; (ii) on a parity in all respects with all Parity Stock; and (iii) junior in all respects to all Senior Stock, in each case as provided more fully herein.

SECTION 2. Definitions.

As used herein, the following terms shall have the following meanings:

“8.875% Redeemable Preferred Director” shall have the meaning set forth in Section 9(b)(i).

“Affiliate” shall have the meaning ascribed to it, on the date hereof, in Rule 405 under the Securities Act. For purposes of this Statement of Resolutions, (i) The Blackstone Group, L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group, L.P. or its Affiliates that are not part of the credit-related businesses of The Blackstone Group L.P. shall not be considered or otherwise deemed to be an “Affiliate” of GSO, the GSO Funds or their respective Affiliates that are part of the credit-related businesses of The Blackstone Group L.P. and (ii) any fund or account managed, advised or sub-advised by or Controlled by GSO or its Affiliates within the credit-related businesses of The Blackstone Group L.P. shall constitute an Affiliate of GSO and the GSO Funds.

“Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of the Company, as modified by this Statement of Resolutions, as further amended or restated in accordance with applicable Law and this Statement of Resolutions.

“Attributable Debt” in respect of a Sale Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” shall mean:

(i)	in the case of a corporation, corporate stock;

(ii)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(iv)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Dividends” shall have the meaning set forth in Section 3(a).

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Investors Service, Inc. or Standard & Poor’s Ratings Services, or any successors to the rating agency business thereof, and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” shall mean the occurrence of any of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, or a Successor Parent of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(ii) the adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company;

(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, or any Successor Parent of the Company, measured by voting power rather than number of shares, units or the like; provided that no Change of Control shall be deemed to occur by reason of the Company becoming a Subsidiary of any Successor Parent; or

(iv) the first day on which a majority of the members of the Board of Directors or any Successor Parent of the Company are not Continuing Directors; provided that this clause (iv) shall only apply during any period in which a Company Indebtedness Document contains the same or a substantially similar provision.

“Change of Control Notice” shall have the meaning set forth in Section 8(b).

“Change of Control Notice Date” shall have the meaning set forth in Section 8(b).

“Change of Control Put” shall have the meaning set forth in Section 8(b)(ii)(1).

“Change of Control Put Price” shall have the meaning set forth in Section 8(b)(ii)(1).

“Change of Control Redemption Date” shall have the meaning set forth in Section 8(d).

“Change of Control Redemption Price” shall mean the Optional Change of Control Redemption Price or the Change of Control Put Price, as applicable.

“close of business” shall mean 5:00 p.m. (Houston, Texas time).

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company or any other capital stock of the Company into which such Common Stock shall be reclassified or changed.

“Common Stock Dividend Amount” shall have the meaning set forth in Section 3(b).

“Company” shall mean Carrizo Oil & Gas, Inc., a Texas corporation.

“Company Credit Agreement” shall mean any agreements, documents or instruments governing or evidencing first-lien, senior secured Indebtedness of the Company or its Subsidiaries.

“Company Indebtedness Documents” shall mean (i) any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its Subsidiaries that is in excess of $10,000,000 (including, as of the Issue Date, the Indenture and the Current Credit Agreement) and (ii) the Company Credit Agreement.

“Company Redemption Date” shall mean an Initial Company Redemption Date or a Secondary Company Redemption Date, as applicable.

“Company Redemption Notice” shall have the meaning set forth in Section 7(c).

“Company Redemption Price” shall mean an Initial Company Redemption Price or a Secondary Company Redemption Price, as applicable.

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated as of June 5, 2017, between the Company and GSO.

“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors who:

(i) was a member of such Board of Directors on the Issue Date; or

(ii) was nominated for election or elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment.

“Control” mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings

“Current Credit Agreement” shall mean that certain Credit Agreement, dated as of January 27, 2011, among the Company, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the Lender parties thereto, as heretofore amended and as the same may be amended from time to time hereafter (unless otherwise specified herein).

“Customary Credit Facility” shall mean a customary borrowing base revolving credit facility that is regulated by Office of the Comptroller of the Currency and that contains a debt to EBITDA maintenance covenant.

“Dividend Payment Date” shall mean March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2017.

“Dividend Rate” shall mean the rate per annum of 8.875%, as may be adjusted pursuant to Section 9(a).

“Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the March 1, June 1, September 1 and December 1, as the case may be, immediately preceding such Dividend Payment Date.

“Dividend Trigger Event” shall have the meaning set forth in Section 3(d).

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“EBITDA” shall have the meaning set forth for such term (or similar concept) in the then-effective Company Credit Agreement (which, as of the Issue Date, is the Current Credit Agreement), provided that if the then-effective Company Credit Agreement is not a Customary Credit Facility or the Company no longer has a Company Credit Agreement, then such term shall have the meaning set forth in the Current Credit Agreement in effect as of the Issue Date.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Company Redemption Notice” shall have the meaning set forth in Section 7(e).

“Final Holder Redemption Notice” shall have the meaning set forth in Section 7(e).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GSO” shall mean GSO Capital Partners LP, a Delaware limited partnership.

“GSO Funds” shall mean GSO Aiguille des Grands Montets Fund II LP, GSO Credit Alpha Fund LP, GSO Harrington Credit Alpha Fund (Cayman) L.P., GSO Energy Select Opportunities Fund LP, GSO Energy Partners-A LP, GSO Energy Partners-B LP, GSO Energy Partners-C LP, GSO Energy Partners-C II LP, GSO Energy Partners-D LP and GSO Capital Opportunities Fund III LP.

“Hedging Contracts” means, with respect to any specified Person:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates, or to otherwise reduce the cost of borrowing of such Person or any of such Restricted Subsidiaries, with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchange rates;

(3) any commodity futures contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates,

and in each case are entered into only in the normal course of business and not for speculative purposes.

“Holder” and, unless the context requires otherwise, “holder” shall each mean a holder of record of a share of Preferred Stock.

“Holder Change of Control Redemption Election” shall have the meaning set forth in Section 8(c).

“Holder Change of Control Redemption Option” shall have the meaning set forth in Section 8(b)(ii)(1).

“Holder Optional Redemption Price” shall have the meaning set forth in Section 7(a).

“Holder Optional Redemption Right” shall have the meaning set forth in Section 7(a).

“Holder Redemption Consideration” shall have the meaning set forth in Section 7(c).

“Holder Redemption Date” shall have the meaning set forth in Section 7(f).

“Holder Redemption Notice” shall have the meaning set forth in Section 7(b).

“Holder Redemption Shares” shall have the meaning set forth in Section 7(b).

“Holder Redemption VWAP” shall have the meaning set forth in Section 7(c).

“Holder Representative” shall mean GSO or its Affiliated designee until such time as (i) the GSO Funds and/or their respective Affiliates hold less than 50% of the Preferred Stock and (ii) the Holders representing a majority of the then-outstanding shares of Preferred Stock elect a new Holder Representative by written notice to the Company, which Person shall thereupon be the Holder Representative.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, with respect to any specified Person:

(1) any indebtedness of such Person, whether or not contingent in respect of borrowed money;

(2) all obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than performance, surety and appeal bonds arising in the ordinary course of business);

(3) all obligations in respect of bankers’ acceptances;

(4) all Capital Lease Obligations or Attributable Debt in respect of Sale Leaseback Transactions;

(5) all obligations representing the balance deferred and unpaid of the purchase price of any property (other than (i) property purchased, and expense accruals and deferred compensation items arising in the ordinary course of business, (ii) obligations payable solely in Capital Stock that is not “disqualified stock” and (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller);

(6) all obligations under Hedging Contracts; and

(7) with respect to Production Payments, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment;

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person (provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person), and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment).

Notwithstanding the foregoing, the following shall not constitute or be deemed “Indebtedness”:

(i) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(ii) any obligation of a Person in respect of the balance deferred and unpaid of the purchase price of any property, a farm-in agreement, joint venture, participation or similar arrangement whereby such Person agrees to pay all or a share of the exploration, development, completion or production or other expenses of an exploratory or development well or program (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well or program, or transfer of overriding royalty interests or other interests in Hydrocarbon properties in exchange for an ownership interest in an oil or gas property;

(iii) any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Indebtedness), in each case, incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise);

(iv) subject to clause (7) above, any Dollar-Denominated Production Payments or Volumetric Production Payments;

(v) any Lien on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing non-recourse debt or other Indebtedness of such Unrestricted Subsidiary or joint venture;

(vi) obligations with respect to letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers’ compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended;

(vii) (i) cash capital contributions to, and funding expenses for the benefit of, foreign Unrestricted Subsidiaries or foreign joint ventures permitted by the Company Indebtedness Documents and (ii) guarantees to fund any such expenditures;

(viii) the repayment or reimbursement obligations of the Company or any Restricted Subsidiary with respect to customary recourse exceptions shall not be considered Indebtedness unless and until an event or circumstance occurs that triggers the Company’s or such Restricted Subsidiary’s direct payment liability or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other party to whom such obligation is actually owed, in which case the amount of such direct payment liability to such lender or other party shall, to the extent otherwise applicable, constitute Indebtedness; and

(ix) in connection with the purchase by the Company or any Restricted Subsidiary of any property, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a closing purchase price adjustment or such payment depends on the performance of such property after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment at a later date becomes finally fixed and determined by the parties to the purchase, the amount is paid within 30 days after such date.

The amount (or principal amount) of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Indenture” shall mean that certain Indenture, dated as of May 28, 2008, by and between the Company, Wells Fargo Bank, National Association, as Trustee, and the Subsidiary guarantors party thereto, as heretofore amended or supplemented and as the same may be amended or supplemented from time to time hereafter (unless otherwise specified herein).

“Information” shall have the meaning set forth in the Confidentiality Agreement.

“Initial Company Redemption Date” shall have the meaning set forth in Section 6(a).

“Initial Company Redemption Price” shall have the meaning set forth in Section 6(a).

“Issue Date” shall mean the original date of issuance of the Preferred Stock, which shall be the date that this Statement of Resolutions is filed with the Secretary of State of the State of Texas.

“Junior Stock” shall mean all classes of the Company’s common stock and each other class of capital stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Law” means any statute, law (including common law and, for the avoidance of doubt, the HSR Act), rule, or regulation or any judgment, order, writ, injunction, or decree of any federal, state, local or foreign court or tribunal or any federal, state, local or foreign public.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Total Debt as of such date to (ii) EBITDA for the most recently ended four full fiscal quarters of the Company for which internal financial statements are available immediately preceding such date, or to the extent EBITDA is measured on a quarterly annualized basis under the Company Credit Agreement, as so measured under the Company Credit Agreement.

“LIBOR” shall mean the rate (rounded upwards, if necessary, to the next 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service) at approximately 11:00 a.m., London time, on the Business Day prior to the relevant date of determination.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a financing lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

“Liquidation Preference” shall mean, with respect to each share of Preferred Stock, $1,000 as may be increased pursuant to Section 3(d), plus in the case of any redemption or liquidation of Preferred Stock not occurring on a Dividend Payment Date, the aggregate unpaid dividends accrued daily since the last Dividend Payment Date.

“NASDAQ” shall mean the NASDAQ Stock Market.

“Non-Cash Dividend” shall have the meaning set forth in Section 3(b).

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“opening of business” shall mean 10:00 a.m. (Houston, Texas time).

“Optional Change of Control Redemption Price” shall have the meaning set forth in Section 8(b)(ii)(2).

“Ownership Notice” shall mean the notice of ownership of capital stock of the Company containing the information required to be set forth or stated on certificates pursuant to the Texas Business Organizations Code and, in the case of an issuance of capital stock by the Company, in substantially the form attached hereto as Exhibit A.

“Parity Stock” shall mean any class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Paying Agent” shall mean the Transfer Agent, acting in its capacity as paying agent for the Preferred Stock, and its successors and assigns, or any other Person appointed to serve as paying agent by the Company.

“Permitted Distributions” has the meaning set forth in Section 4(b)(v).

“Permitted Holders” shall mean (a) the Company or any Subsidiary of the Company, as long as such Subsidiary of the Company remains a Subsidiary following completion of the transaction that would have constituted a Change of Control, had the transaction not been effected with a Permitted Holder and (b) the directors, officers and other management employees of the Company that are shareholders of the Company on the Issue Date and their respective Affiliates.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” shall have the meaning set forth in Section 1(a).

“Prohibited Distributions” has the meaning set forth in Section 4(b)(v).

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Purchase Agreement” shall mean the Preferred Stock Purchase Agreement, dated June 28, 2017 by and between the Company and the GSO Funds.

“Quarter” shall mean the three-month period ending on each of March 15, June 15, September 15 and December 15 of each year; provided that with respect to the first period following the Issue Date, solely the portion of such period after the Issue Date.

“Quarterly Dividend” shall have the meaning set forth in Section 3(b).

“Quarterly Dividend Amount” shall have the meaning set forth in Section 3(a).

“Restricted Subsidiary” shall mean any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to such Person.

“SEC” shall mean the Securities and Exchange Commission.

“Secondary Company Redemption Date” shall have the meaning set forth in Section 6(b).

“Secondary Company Redemption Premium” shall mean (a) after the third anniversary of the Issue Date but on or prior to the fourth anniversary of the Issue Date, 104.4375%, (b) after the fourth anniversary of the Issue Date but on or prior to the fifth anniversary of the Issue Date, 102.21875%, and (c) thereafter, 100%.

“Secondary Company Redemption Price” shall have the meaning set forth in Section 6(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Election” shall have the meaning set forth in Section 8(b)(ii)(1).

“Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Settlement Determination Date” shall mean the March 15, June 15, September 15 or December 15 of a given year that is the first of such dates to occur after 90 days following delivery of a Holder Redemption Notice by the Holder Representative to the Company.

“Settlement Method” shall have the meaning set forth in Section 7(c).

“Standstill Agreement” shall mean the Standstill and Voting Agreement, dated as of the Issue Date, between the Company and the GSO Funds.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Substantially Equivalent Security” means a security in a surviving or successor entity to the Company that has substantially similar rights, preferences and privileges as the Preferred Stock (it being understood that the differences in rights to the extent required by a security issued by a surviving or successor entity organized in a different jurisdiction within the United States of America and that is quoted and listed on a national securities exchange shall not be grounds for such security not to be deemed a Substantially Equivalent Security).

“Successor Parent” with respect to any Person shall mean any other Person more than 50% of the total outstanding Voting Stock of which (measured by voting power rather than the number of shares, units or the like) is, at the time the first Person becomes a Subsidiary of such other Person, “Beneficially Owned” either by the first Person or by one or more Persons that Beneficially Owned more than 50% of the total outstanding Voting Stock of the first Person (measured by voting power rather than the number of shares, units or the like) immediately prior to the first Person becoming a Subsidiary of such other Person.

“Texas Business Organizations Code” means the Texas Business Organizations Code, as amended.

“Total Debt” shall have the meaning set forth for such term (or similar concept) in the then-effective Company Credit Agreement (which as of the Issue Date, is the Current Credit Agreement), provided that if the then-effective Company Credit Agreement is not a Customary Credit Facility or the Company no longer has a Company Credit Agreement, then such term shall have the meaning set forth in the Current Credit Agreement in effect as of the Issue Date.

“Trading Day” shall mean a day during which trading in securities generally occurs on the NASDAQ or, if the Common Stock is not listed on the NASDAQ, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

“Transfer Agent” shall mean Wells Fargo Bank, N.A., acting as the Company’s duly appointed transfer agent, registrar, and dividend disbursing agent for the Preferred Stock, and its successors and assigns, or any other person appointed to serve as transfer agent, registrar, conversion agent and dividend disbursing agent by the Company.

“Treasury Rate” shall mean, as of any Secondary Company Redemption Date, the yield to maturity as of such Secondary Company Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Secondary Company Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Secondary Company Redemption Date to the date that is the third anniversary of the Issue Date; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Secondary Company Redemption Date to the date that is the third anniversary of the Issue Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will calculate the Treasury Rate on the second Business Day preceding the applicable Secondary Company Redemption.

“Underlying Shares” shall mean (i) shares of Common Stock that may be issued upon the redemption of the Preferred Stock or in respect of dividends payable in Common Stock thereon and (ii) Warrant Shares.

“Unrestricted Subsidiary” shall mean, initially, Monument Exploration LLC, and thereafter shall include any Subsidiary of the Company designated to be an Unrestricted Subsidiary in accordance with the Current Credit Agreement.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“VWAP” per share of Common Stock during any period shall mean the per share volume-weighted average price as displayed on Bloomberg page “CRZO <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, for such period; or, if such price is not available, “VWAP” shall mean the market value per share of Common Stock during such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose.

“Warrant Agreement” shall mean that certain Warrant Agreement between the Company and Wells Fargo Bank, N.A., as Warrant Agent, dated as of the Issue Date.

“Warrants” shall have the meaning set forth in the Warrant Agreement.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants in accordance with the Warrants.

SECTION 3. Dividends.

(a) Dividends shall, with respect to each share of Preferred Stock, accrue on the Liquidation Preference at the Dividend Rate for each Quarter for the portion of such Quarter for which such share is outstanding, to and including the next Dividend Payment Date. Dividends on the Preferred Stock shall accrue on a daily basis (at the Dividend Rate assuming a 365 day year), whether or not declared. Subject to the rights of holders of any Senior Stock, Holders shall be entitled to receive prior to any distributions made in respect of any Junior Stock in respect of the same Quarter, out of funds legally available for payment, cash dividends (“Cash Dividends”) on the Liquidation Preference in effect immediately after the last day of the immediately prior Quarter, at the Dividend Rate, compounded Quarterly on each Dividend Payment Date in arrears (the “Quarterly Dividend Amount”). Quarterly Dividends shall be payable only when, as and if declared by the Board of Directors.

(b) Notwithstanding anything to the contrary in Section 3(a) and without limitation of the rights of the Holders set forth in Section 9, the Company may, at the sole election of the Board of Directors, elect to have, (i) with respect to any dividend declared by the Board of Directors and paid in respect of a Quarter ending on December 15, 2017 and on or prior to September 15, 2018, up to 100%, (ii) with respect to any dividend declared in respect of a Quarter ending on December 15, 2018 and on or prior to September 15, 2019, up to 75%, or (iii) with respect to any dividend declared in respect of a Quarter ending on December 15, 2019 and on or prior to September 15, 2020, up to 50%, of the amount that would have been payable to the Holders if such dividend had been fully paid in cash pursuant to Section 3(a) (in each case, the “Common Stock Dividend Amount”) to be paid by delivering to the Holders a number of shares of Common Stock equal to the quotient of (x) the applicable Common Stock Dividend Amount divided by (y) 97% of the five Trading Day VWAP of the Common Stock ending on the second Trading Day immediately prior to the applicable Dividend Payment Date, in each case rounded up to the nearest whole share of Common Stock (such dividend, a “Non-Cash Dividend” and together with Cash Dividends, “Quarterly Dividends”). Any Non-Cash Dividend declared and paid in accordance with this Section 3(b) shall reduce, on a dollar-for-dollar basis, the amount of Cash Dividends otherwise required under Section 3(a) in any Quarter.

(c) To the extent the Board of Directors so declares, Quarterly Dividends shall be payable in arrears on each Dividend Payment Date (commencing on September 15, 2017) for the Quarter ending immediately prior to such Dividend Payment Date, to the Holders as they appear on the Company’s stock register at the close of business on the relevant Dividend Record Date. If any Dividend Payment Date falls on a day that is not a Business Day, the payment of Quarterly Dividends declared under Section 3(a) and/or Section 3(b) with respect to such Dividend Payment Date will be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay. Accumulated and unpaid dividends on shares of Preferred Stock for any past dividend periods (including unpaid dividends compounding thereon) may be declared and paid at any time to Holders. Notwithstanding the foregoing, and without limiting the Holders’ rights under this Agreement (including, but not limited to those set forth in Section 3, Section 7 or Section 9), the Company shall not be required to pay Cash Dividends on the Preferred Stock to the extent prohibited by any Company Indebtedness Document or to pay any Quarterly Dividend on the Preferred Stock to the extent not consistent with applicable Law, but in such case, such unpaid amounts will be cumulative and will compound Quarterly on each Dividend Payment Date in arrears.

(d) If the Company fails to pay in full any Quarterly Dividend on or prior to the applicable Dividend Payment Date, whether such failure is a result of a prohibition under any Company Indebtedness Document or applicable Law, the failure by the Board of Directors to declare such dividend, or otherwise, (i) in cash to the Holders a Cash Dividend equal to the Quarterly Dividend Amount and/or (ii) in shares of Common Stock to the Holders a Non-Cash Dividend (to the extent the payment of such Quarterly Dividend in Common Stock is permitted by Section 3(b)) equal to the Common Stock Dividend Amount (a “Dividend Trigger Event”), then (A) the Liquidation Preference shall automatically increase by such unpaid amounts (to the extent the Liquidation Preference has not already been increased by such unpaid amounts) and such unpaid amounts will compound Quarterly on each Dividend Payment Date in arrears and (B) if such failure has not been cured by the Company by paying such Quarterly Dividend in full in cash and/or, if applicable, Common Stock pursuant to Section 3(b) within three months (as set forth in Section 9(x)) of the applicable Dividend Payment Date (including all amounts due as a result of quarterly compounding described in Section 3(d)(A)), the Additional Holder Rights will vest in accordance with Section 9. Notwithstanding the foregoing, any payments by the Company of cash in respect of Quarterly Dividends that were previously unpaid will reduce the Liquidation Preference by the amount so paid.

(e) Holders of shares of Preferred Stock shall not be entitled to any dividend, whether payable in cash or Common Stock, in excess of full cumulative and compounding dividends provided for in this Section 3 and, if applicable, Section 9, or otherwise provided for in this Statement of Resolutions.

(f) Subject to this Section 3 and Section 4(b)(v), such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any of the Company’s securities, including Common Stock, from time to time out of funds legally available for such payment, and the Holders shall not be entitled to participate in any such dividends.

SECTION 4. Special Rights.

(a) Holders shall not have any voting or consent rights (including for the election of directors) except as set forth in this Section 4 and Section 9 (as applicable) or as otherwise from time to time specifically required by the Texas Business Organizations Code.

(b) In addition to any other vote or consent of stockholders required by the Texas Business Organizations Code, the written consent of the Holder Representative, for so long as the GSO Funds and their Affiliates collectively are the Beneficial Owners of greater than 50% of the outstanding shares of Preferred Stock, shall be necessary for effecting:

(i) any issuance, authorization or creation of, or any increase by the Company in the issued or authorized amount of, any specific class or series of Senior Stock or any Parity Stock or security convertible into or evidencing the right to purchase any shares of Senior Stock or Parity Stock;

(ii) any direct or indirect incurrence, creation, issuance, assumption or guarantee of, or other contingent liability with respect to, Indebtedness by the Company and/or its Restricted Subsidiaries; provided, however, that the Company and its Restricted Subsidiaries may incur, create, issue, assume, guarantee or otherwise become liable for such Indebtedness if, after giving pro forma effect to the incurrence, creation, issuance, assumption, guarantee of, or the contingent liability with respect to, such Indebtedness and any substantially simultaneous application of the proceeds thereof, the Company’s Leverage Ratio immediately preceding the date on which such Indebtedness is incurred, created, assumed, or guaranteed would have been less than the greater of (x) 4.50 to 1.00 and (y) 0.5 times higher than the ratio in effect under the Company Credit Agreement as of such time (so long as the Company Credit Agreement is a Customary Credit Facility); provided that with respect to this clause (y), the Company’s Leverage Ratio shall not exceed 6.00 to 1.00;

(iii) any amendment, modification or alteration of, or supplement to, the Articles of Incorporation or this Statement of Resolutions, whether by merger, consolidation or otherwise, that would adversely affect the rights, preferences or privileges of the Preferred Stock;

(iv) enter into, adopt or agree to any “restricted payment” provisions (or other similar provisions that restrict or limit the payment of dividends on, or the redemption of, the Preferred Stock) under any Company Indebtedness Document that would be more restrictive on the payment of dividends on, or redemption of, the Preferred Stock than those existing in the Company Indebtedness Documents as of the Issue Date (provided that, for purposes of clarity, any decrease in the amount available to make restricted payments under any such provisions that are the result of the Company utilizing capacity under such provisions or any decrease in capacity as a result of the operation of such provisions as set forth in the Company Indebtedness Documents as of the Issue Date, shall not require the consent of the Holder Representative); and

(v) any declaration or payment of dividends or distributions on, or redemptions or repurchases of, Parity Stock, Common Stock or any other shares of Junior Stock in excess of $15 million per year (“Prohibited Distributions”) unless the Company’s Leverage Ratio would be, after giving pro forma effect to such dividend, distribution, redemption or repurchase, less than 3.0 to 1.00; provided, however, that the foregoing limitation shall not apply to (i) a dividend payable in shares of Parity Stock (if the issuance of such Parity Stock has been approved in accordance with Section 4(b)(i), as applicable) or Junior Stock or in shares of Common Stock and cash in lieu of fractional shares with respect to the foregoing, (ii) the repurchase, redemption or other acquisition of shares of Common Stock or other Junior Stock in exchange for shares of Common Stock or other Junior Stock and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (iii) purchases or acquisition of fractional interests in shares of Parity Stock (which issuance of Parity Stock must be approved in accordance with Section 4(b)(i), as applicable), Common Stock or other Junior Stock (x) pursuant to the exercise, conversion or exchange provisions of such shares or any securities exercisable for, exchangeable for or convertible into such shares or (y) in connection with any merger or other business combination; (iv) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate Governmental Authority); (v) redemptions, purchases or other acquisitions or retirement for value of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan (including any employment contract) in the ordinary course of business, including, without limitation, (A) the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors, consultants and employees and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock and (B) acquisitions in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting; (vi) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan that do not result in cash outflows of greater than $0.01 per right plus amounts paid for fractional rights; (vii) the exchange or conversion of Junior Stock for or into other Junior Stock and the payment of cash in lieu of fractional shares of other Junior Stock (collectively, the “Permitted Distributions”).

For the avoidance of doubt, any reference to “dividend” or “distribution” in this Section 4(b)(v) shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary in which each Holder receives distributions as required by, and in accordance with, Section 5.

(c) In addition to any other vote or consent of stockholders required by the Texas Business Organizations Code, and subject to Section 8(d), the written consent of Holders representing a majority of the then-outstanding shares of Preferred Stock shall be required for any amendment, modification or alteration of, or supplement to, the Articles of Incorporation or this Statement of Resolutions, whether by merger, consolidation or otherwise (other than a Change of Control in which the Holders elect to receive a Substantially Equivalent Security or retain the Preferred Stock or the Preferred Stock is timely and fully redeemed for cash (which amounts may be provided on behalf of the Company by an acquirer in connection with such Change of Control) or the Company otherwise causes the Holders to receive the same amounts for cash in such Change of Control (including receipt of such amounts as merger consideration)), in each case in accordance with Section 8), that would adversely affect the rights, preferences or privileges of the Preferred Stock.

(d) Notwithstanding anything to the contrary herein, without the consent of either the Holder Representative or Holders representing a majority of the then-outstanding shares of Preferred Stock, the Company, acting in good faith, may amend, alter, supplement or repeal any terms of the Preferred Stock by amending or supplementing the Articles of Incorporation or this Statement of Resolutions:

(i) to cure any ambiguity, omission, inconsistency or mistake in any such instrument that does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock, any Holder or the Holder Representative, as applicable;

(ii) to make any provision with respect to matters or questions relating to the Preferred Stock that is not inconsistent with the provisions of this Statement of Resolutions and that does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder; or

(iii) to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock or any Holder (other than any Holder that consents to such change).

(e) In exercising the voting rights set forth in Section 4 and Section 9, each share of Preferred Stock shall be entitled to one vote.

(f) The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the bylaws of the Company and applicable Law.

(g) If prior to the exercise of the Holders’ or Company’s rights pursuant to this Statement of Resolutions, a filing is required pursuant to the HSR Act, then the Company, on the one hand, and any Holder, on the other hand, shall (i) as promptly as practicable, make, or cause or be made, all filings and submissions required under the HSR Act, and (ii) use their commercially reasonable efforts to obtain, or cause to be obtained, consent in respect of such filings and submissions (or the termination or expiration of the applicable waiting period, as applicable); provided, however, any filing or submission fees required of any Person in connection with any such filings or submissions required under the HSR Act shall be paid by the Company.

(h) To the extent that the holders of Preferred Stock shall have the right to vote as a class (alone or together with any other series of stock of the Company) pursuant to the requirements of applicable Law on any matter not set forth herein as otherwise requiring the vote of such holders, the approval of such matter shall require only the vote of the holders of a majority of the then-outstanding shares of Preferred Stock entitled to vote thereon (unless a higher percentage is required by Law or the Articles of Incorporation) or written consent of the holders of a majority of the then-outstanding shares of Preferred Stock entitled so to vote (unless a higher percentage is required by Law or the Articles of Incorporation).

(i) The rights of holders of Preferred Stock to take any action as provided in this Statement of Resolutions or otherwise (including without limitation the waiver of any rights of such holders) may be exercised at any annual meeting of shareholders or at a special meeting of shareholders held for such purpose or at any adjournment thereof, or without a meeting, without prior notice and without a vote, if a consent or counterpart consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares of Preferred Stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares of Preferred Stock entitled to vote on the action were present and voted.

(j) For the taking of any action as provided in this Section by the holders of Preferred Stock or for any action as to which the holders of Preferred Stock are entitled to vote, each such holder shall have one vote for each share of Preferred Stock standing in its name on the transfer books of the Company as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the business day next preceding the day on which notice is given, or if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

(k) So long as the right to vote pursuant to this Section continues (and unless such right has been exercised by written consent of the minimum number of shares of Preferred Stock required to take such action), upon the written request of Holders representing a majority of the then-outstanding shares of Preferred Stock addressed to the Secretary of the Company at the principal office of the Company, the Secretary of the Company shall call a special meeting of the holders of shares of Preferred Stock entitled to vote as provided herein. Such meeting shall be held on a date selected by the Board of Directors within sixty days after delivery of such request to the Secretary, at the place and upon the notice provided by Law and in the Bylaws, for the holding of meetings of shareholders.

SECTION 5. Liquidation Rights.

(a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder shall be entitled to receive, in respect of such shares of Preferred Stock, and to be paid out of the assets of the Company available for distribution to its stockholders, an amount equal to the Secondary Company Redemption Price applicable as of the date of such liquidation, winding-up or dissolution of the Company, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock.

(b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding up or dissolution of its business), nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 5.

(c) After the payment in full to the Holders of the amounts provided for in this Section 5, the Holders of shares of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company in respect of their ownership of such Preferred Stock.

(d) In the event the assets of the Company available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any shares of Parity Stock (which issuance of Parity Stock must be approved in accordance with Section 4(b)(i), as applicable) upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which Holders of all Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

SECTION 6. Company Optional Redemption.

(a) At any time, and from time to time, on or before the first anniversary of the Issue Date, the Company shall have the right, subject to applicable Law, to redeem out of legally available funds up to 50,000 shares of Preferred Stock, in cash, in an amount that does not exceed the sum of (i) cash proceeds of sales of Oil and Gas Properties received after the Issue Date, (ii) cash proceeds of the sale or issuance of shares of Common Stock after the Issue Date and (iii) cash proceeds from the sale or transfer of 100% of the Equity Interests in any of the Company’s wholly owned Subsidiaries after the Issue Date. Any such redemption shall occur on a date set by the Company in its sole discretion prior to the first anniversary of the Issue Date (the “Initial Company Redemption Date”). Subject to applicable Law, the Company shall effect any such redemption pursuant to this Section 6(a) by paying cash out of legally available funds for each share of Preferred Stock to be redeemed in an amount equal to the Liquidation Preference of each such share of Preferred Stock as of the time of redemption (the “Initial Company Redemption Price”).

(b) In addition to the Company’s rights to redeem the Preferred Stock as set forth in Section 6(a), at any time and from time to time, the Company shall have the right, subject to applicable Law, to redeem out of legally available funds the Preferred Stock for cash, in whole or in part (but in no event elect to redeem less than a number of shares of Preferred Stock that have an aggregate Secondary Company Redemption Price (as defined below) of less than $20 million, as calculated in accordance with this Section 6(b)). Any such redemption shall occur on a date set by the Company in its sole discretion (the “Secondary Company Redemption Date”). Subject to applicable Law, the Company shall effect any such redemption out of legally available funds pursuant to this Section 6(b) by paying cash for each share of Preferred Stock to be redeemed in an amount equal to (x) if on or prior to the third anniversary of the Issue Date, (i) the present value at such time of all Quarterly Dividends (except for currently accrued and unpaid dividends) that would be payable (assuming such Quarterly Dividends were declared by the Board of Directors in accordance with Section 3) on such share of Preferred Stock from the Secondary Company Redemption Date through the third anniversary of the Issue Date (assuming all such Quarterly Dividends are Cash Dividends and computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the Secondary Company Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months)), plus, (ii) the aggregate Secondary Company Redemption Price that would have been payable to the Holders had the Secondary Company Redemption Date occurred after the third anniversary of the Issue Date but on or prior to the fourth anniversary of the Issue Date (i.e., including a Secondary Company Redemption Premium of 104.4375%), or (y) for all other periods, (i) $1,000 multiplied by the applicable Secondary Company Redemption Premium for such share of Preferred Stock on such Secondary Company Redemption Date plus (ii) any accrued but unpaid dividends on such share of Preferred Stock (including any unpaid compounded dividends accrued on such Preferred Stock in accordance with Section 3(a), Section 3(c) and Section 3(d)) (such amount, the “Secondary Company Redemption Price”).

(c) The Company shall give notice of its election to redeem the Preferred Stock pursuant to this Section 6 not less than five days and not more than 60 days before the Company Redemption Date, to the Holders of Preferred Stock as such Holders’ names appear (as of the close of business on the Business Day next preceding the day on which notice is given) on the books of the Transfer Agent at the address of such Holders shown therein. Any notice of redemption. Such notice (the “Company Redemption Notice”) shall state: (i) the Company Redemption Date, (ii) the number of shares of Preferred Stock to be redeemed from such Holder, (iii) the Company Redemption Price and (iv) whether or not such notice is conditioned and if so, the conditions to such redemption. Any notice of redemption may be subject to one or more conditions as specified therein.

(d) If the Company elects to redeem fewer than all of the outstanding shares of Preferred Stock pursuant to this Section 6, the number of shares of Preferred Stock to be redeemed shall be determined by the Company, provided that the number of shares of Preferred Stock to be redeemed (i) pursuant to an election pursuant to Section 6(a) shall not be less than 20,000 shares of Preferred Stock or, if the aggregate amount of shares of Preferred Stock outstanding is less than 20,000 shares, then all of such shares, or (ii) pursuant to an election pursuant to Section 6(b) shall not be less than a number of shares of Preferred Stock that have an aggregate Secondary Company Redemption Price of less than $20 million, as calculated in accordance with Section 6(b) or, if the aggregate Secondary Company Redemption Price of all outstanding shares of Preferred Stock is less than $20 million, all of such shares; provided, further, that the Preferred Stock will be redeemed on a pro rata basis across all Holders based on their respective ownership of Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding.

(e) If the Company gives a Company Redemption Notice as to which all conditions have been satisfied, the Company shall deposit with the Paying Agent funds sufficient to redeem the shares of Preferred Stock as to which such Company Redemption Notice shall have been given, no later than the opening of business on the Company Redemption Date, and the Company shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to pay the applicable Company Redemption Price to the Holders to be redeemed as set forth in the Company Redemption Notice. If the Company Redemption Notice shall have been given, then from and after the Company Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Company Redemption Notice to all Holders who submit their shares of Preferred Stock for redemption, (i) all dividends on such shares of Preferred Stock to be redeemed shall cease to accrue, (ii) shares of Preferred Stock to be redeemed shall be deemed to no longer be outstanding and (iii) all rights with respect to such shares of Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the Company Redemption Price. The

Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Company Redemption Price of the shares of Preferred Stock to be redeemed), and the holders of any shares of Preferred Stock so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including redemption of shares of Preferred Stock, that remain unclaimed or unpaid after two years after the Company Redemption Date or other payment date, shall be, to the extent permitted by applicable Law, repaid to the Company upon its written request, after which repayment the Holders entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Company Redemption Notice, there shall be no redemption of any shares of Preferred Stock called for redemption until funds sufficient to pay the full Company Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.

SECTION 7. Holder Optional Redemption

(a) The Holder Representative, on behalf of the Holders, may elect, in whole or in part, from time to time, (i) on or after the seventh anniversary of the Issue Date or (ii) upon the occurrence of a Dividend Trigger Event that has not been cured within three months of the occurrence of such Dividend Trigger Event, to cause the Company to redeem out of legally available funds all or a portion of the Preferred Stock (the “Holder Optional Redemption Right”) for a price per share of Preferred Stock equal to the Secondary Company Redemption Price then in effect, as calculated in accordance with the methodology set forth in Section 6(b) (the “Holder Optional Redemption Price”), which amount shall be payable in accordance with Section 7(c) below; provided that the number of shares of Preferred Stock to be redeemed pursuant to an election pursuant to Section 7(a) shall not be less than a number of shares of Preferred Stock that have an aggregate Holder Optional Redemption Price of less than $20 million, as calculated in accordance with this Section 7(a) or, if the aggregate Holder Optional Redemption Price of all outstanding Preferred Stock is less than $20 million, all of such shares; provided, further, that the Preferred Stock is redeemed on a pro rata basis across all Holders based on their respective ownership of Preferred Stock.

(b) The Holder Representative may exercise the Holder Optional Redemption Right from time to time on behalf of the Holders, with respect to all or any portion of the Preferred Stock, by delivering to the Company a notice of redemption (the “Holder Redemption Notice”). Such Holder Redemption Notice shall include (i) the Settlement Determination Date with respect to which the Holder Representative desires to exercise the Holder Optional Redemption Right on behalf of the Holders and (ii) the number of shares of Preferred Stock to be redeemed from the Holders, pro rata in accordance with their respective ownership of the Preferred Stock (the “Holder Redemption Shares”).

(c) On or before the relevant Settlement Determination Date, the Company may determine to deliver the relevant Holder Optional Redemption Price in the form of cash, shares of Common Stock (together with cash, if applicable, in lieu of delivering any shares fractional shares of Common Stock) or a combination of cash and shares of Common Stock (together with cash, if applicable, in lieu of delivering any shares fractional shares of Common Stock) (each a “Settlement Method” and such consideration that composes the Settlement Method, the “Holder Redemption Consideration”). In the event that the Company elects to satisfy its obligation to deliver all or a portion of the Holder Optional Redemption Price in the form of shares of Common Stock (together with cash, if applicable, in lieu of delivering any shares fractional shares of Common Stock), the value of such shares of Common Stock shall be an amount equal to 90% multiplied by the ten Trading Day VWAP of the Common Stock ending on the second Trading Day immediately prior to the relevant Settlement Determination Date (the “Holder Redemption VWAP”); provided that the Company may not elect a Settlement Method that includes the delivery of Common Stock if the issuance of such Common Stock would result in the violation of the shareholder approval rules of the NASDAQ Global Select Market, including NASDAQ Listing Rule 5635, or any other analogous rules imposed by any other national securities exchange on which the Common Stock is then listed or quoted, to the extent then applicable. The foregoing restriction shall continue notwithstanding any failure of the Common Stock to continue to be listed on the NASDAQ Global Select Market.

(d) The Company shall deliver a written notice to the Holder Representative no later than the close of business on the relevant Settlement Determination Date that states (i) the Holder Optional Redemption Price and (ii) the Settlement Method with respect to such Holder Optional Redemption Price and the Holder Redemption Consideration to be paid to each Holder in respect thereof (including specifying the number of shares of Common Stock to be delivered, and supporting calculations for the determination of the Holder Redemption VWAP, if available at the time of such notice) (a “Settlement Notice”). If the Company fails to deliver a Settlement Notice to the Holder Representative at or prior to the close of business on the Settlement Determination Date, the Company will be deemed to have elected to settle the redemption on the applicable Holder Redemption Date entirely in Common Stock (together with cash, if applicable, in lieu of delivering any shares fractional shares of Common Stock).

(e) Following the Company’s election (or deemed election pursuant to Section 7(d)) of a Settlement Method, if such Settlement Method is to include the delivery of shares of Common Stock, the Holder Representative may elect, in its sole discretion on behalf of the Holders, whether to revoke the applicable Holder Redemption Notice or reduce the number of Holder Redemption Shares set forth on such Holder Redemption Notice, with a corresponding reduction of the Holder Redemption Consideration (pro rata among the cash and Common Stock components thereof) set forth on such Holder Redemption Notice, by delivering written notice to the Company no later than four (4) Business Days after the relevant Settlement Determination Date (the “Final Holder Redemption Notice”). Any election by the Holder Representative to reduce the number of Holder Redemption Shares set forth on such Holder Redemption Notice (and corresponding reduction of the Holder Redemption Consideration) shall not be deemed to be (i) a waiver of any Holder’s right to submit a Holder Redemption Notice at any time, from time to time, in the future, (ii) a waiver of any Holder’s rights with respect to the shares of Preferred Stock that are not redeemed, or (iii) a redemption of any Preferred Shares that are subject to reduction in the relevant Holder Redemption Notice. In the event the Holder Representative does not deliver a Final Holder Redemption Notice, the Holder Representative shall be deemed to have delivered, four (4) Business Days after the relevant Settlement Determination Date, a Final Holder Redemption Notice electing not to revoke the redemption or reduce the number of Holder Redemption Shares. As soon as reasonably practicable following receipt or a deemed receipt of a Final Holder Redemption Notice (but in no event later than one Business Day after receipt or deemed receipt of a Final Holder Redemption Notice), the Company shall deliver to the Holder Representative a notice (the “Final Company Redemption Notice”) that states (i) the Holder Redemption Date, (ii) the number of shares of Preferred Stock to be redeemed (as set forth in the Final Holder Redemption Notice), (iii) the Holder Optional Redemption Price and (iv) the Settlement Method with respect to such Holder Optional Redemption Price and the Holder Redemption Consideration to be paid to each Holder in respect thereof (including specifying the number of shares of Common Stock to be delivered, and supporting calculations for the determination of the Holder Redemption VWAP).

(f) The Company shall deposit with the Paying Agent the Holder Redemption Consideration (whether cash, shares of Common Stock or a combination of both) sufficient to redeem the shares of Preferred Stock as to which the Company has delivered or is deemed to have delivered a Final Company Redemption Notice in accordance with Section 7(e) no later than the opening of business on the sixth (6th) Business Day following the Settlement Determination Date (such date, the “Holder Redemption Date”), and the Company shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to deliver the applicable Holder Redemption Consideration, in amounts consistent with the Final Holder Redemption Notice and forms consistent with the Settlement Notice, to the Holders to be redeemed. If a Final Company Redemption Notice shall have been given (or be deemed to have been given), then from and after the Holder Redemption Date, unless the Company defaults in providing Holder Redemption Consideration sufficient for such redemption at the time and place specified for payment pursuant to the Final Company Redemption Notice, (i) all dividends on such shares of Preferred Stock to be redeemed shall cease to accrue, (ii) shares of Preferred Stock to be redeemed shall be deemed to no longer be outstanding and (iii) all rights with respect to such shares of Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the Holder Optional Redemption Price. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Holder Optional Redemption Price of the shares of Preferred Stock to be redeemed), and the holders of any shares of Preferred Stock so redeemed shall have no claim to any such interest income. Any funds or shares of Common Stock deposited with the Paying Agent hereunder by the Company for any reason, including redemption of shares of Preferred Stock, that remain unclaimed or unpaid after two years after the Holder Redemption Date or other payment date, shall be, to the extent permitted by applicable Law, repaid to the Company upon its written request, after which repayment the Holders entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Final Company Redemption Notice, there shall be no redemption of any shares of Preferred Stock called for redemption until funds or shares of Common Stock sufficient to pay the full Holder Optional Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.

SECTION 8. Change of Control

(a) Notwithstanding anything to the contrary contained in this Section 8, (i) if the Company and the Holders of a majority of the then-outstanding shares of Preferred Stock agree, in their respective sole discretion, in writing (which may include a vote or other consent of the Holders representing a majority of the then-Preferred Stock that is a condition to the Change of Control), prior to the consummation of a Change of Control to a treatment of the Preferred Stock in connection with such Change of Control other than what is required or permitted pursuant to this Section 8, the terms of such agreement shall govern the treatment of the Preferred Stock with respect to the relevant Change of Control; (ii) the redemptions required by this Section 8 shall be made only out of funds legally available therefor; and (iii) nothing limits the ability of the Company at any time to redeem the Preferred Stock in accordance with Section 6 in lieu of compliance with the terms hereof.

(b) In the event of an actual or anticipated Change of Control in which the Company and the Holders of a majority of the then-outstanding shares of Preferred Stock have not otherwise agreed in writing to the treatment of the Preferred Stock pursuant to Section 8(a), the Company shall give notice of a Change of Control (the “Change of Control Notice”) to the Holders no later than (a) with respect to a Change of Control for which a vote of the shareholders of the Company is required as a condition to the consummation of such Change of Control, the date on which the proxy or information statement with respect to such Change of Control is mailed to the shareholders of the Company, or (b) with respect to a Change of Control for which a vote of the shareholders of the Company is not required as a condition to the consummation of such Change of Control, fifteen Business Days after the date such Change of Control is consummated (as applicable, the “Change of Control Notice Date”). Such Change of Control Notice shall include the following information:

(i) the material terms of the Change of Control transaction, including transaction consideration;

(ii) the Company’s election to either:

(1) provide the Holders with the option (a “Holder Change of Control Redemption Option”) to either (x) cause the Company to redeem all, but not less than all, of the outstanding shares of Preferred Stock for cash (which amounts may be provided on behalf of the Company by an acquirer in connection with such Change of Control) or otherwise provide for the Holders to receive cash in such Change of Control (including receipt of such amounts as merger consideration) in an amount per share of Preferred Stock equal to $1,010 plus any accrued but unpaid dividends on such share (including any unpaid compounded dividends accrued on such Preferred Stock in accordance with Section 3(a), Section 3(c) and Section 3(d)) (a “Change of Control Put,” and the price at which such Change of Control Put may be made, the “Change of Control Put Price”) or (y) continue to hold the Preferred Stock, which may be in the form of a Substantially Equivalent Security in the event the Company does not survive such Change of Control (a “Securities Election”);

(2) redeem all, but not less than all, of the outstanding shares of Preferred Stock for cash (which amounts may be provided on behalf of the Company by an acquirer in connection with such Change of Control) or otherwise provide for the Holders to receive cash in such Change of Control (including receipt of such amounts as merger consideration) for a price per share of Preferred Stock equal to the Secondary Company Redemption Price in effect as of the date of consummation of the Change of Control, as calculated in accordance with Section 6(b) (the “Optional Change of Control Redemption Price”); provided, however, that if the Change of Control Notice does not seek the approval of the Holders of a majority of the then-outstanding shares of Preferred Stock pursuant to Section 8(a) and (x) the Preferred Stock does not remain outstanding and the Company or the surviving or successor entity is unable to offer a Substantially Equivalent Security or (y) the consideration to be received by the Company or its shareholders in connection with such Change of Control is primarily in the form of Cash Equivalents, the Company shall be required to deliver notice pursuant to this Section 8(b)(2) and to elect to redeem all, but not less than all, of the outstanding shares of Preferred Stock for (or otherwise provide for the Holders of the Preferred Stock to receive in connection with such Change of Control) a price per share of Preferred Stock equal to the Optional Change of Control Redemption Price; or

(3) seek the approval of the Holders of a majority of the then-outstanding shares of Preferred Stock pursuant to Section 8(a); and

(iii) if the Company proposes or offers a Securities Election, substantially final documents governing any Substantially Equivalent Security to be offered in such Securities Election; and

(iv) whether or not the election of the Holders representing a majority of the then-outstanding shares of Preferred Stock requested by such notice is conditioned upon the consummation of the subject Change of Control.

(c) Within fifteen Business Days after the Holders’ receipt of a valid Change of Control Notice containing a valid Holder Change of Control Redemption Option (or such later date established by the Company in the Change of Control Notice, if applicable), the Holders of a majority of the then-outstanding shares of Preferred Stock may, on behalf of all the Holders, elect either (i) the Change of Control Put or (ii) the Securities Election (such election, a “Holder Change of Control Redemption Election”). Notwithstanding the foregoing, if the Holders of a majority of the then-outstanding shares of Preferred Stock fail to deliver to the Company a written Holder Change of Control Redemption Election within fifteen Business Days following receipt of a valid Change of Control Notice containing a valid Holder Change of Control Redemption Option, the Holders of a majority of the then-outstanding shares of Preferred Stock shall be deemed to have elected the Change of Control Put.

(d) Notwithstanding anything to the contrary contained in this Agreement, in the event of a Change of Control in which the definitive documentation with respect to such Change of Control provides for the Preferred Stock to be timely and fully redeemed in cash (which amounts may be provided on behalf of the Company by an acquirer in connection with such Change of Control) or otherwise provides for the Holders to receive the same amounts in cash in such Change of Control (including receipt of such amounts as merger consideration) or to remain outstanding or to be exchanged or converted into a Substantially Equivalent Security, in each case in accordance with this Section 8, (i) the Holders shall take such action (including, without limitation, if applicable, through the execution of one or more written consents if shareholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of shareholders of the Company) at each meeting of the shareholders of the Company (including without limitation at any adjournments or postponements thereof) in which the Preferred Stock is entitled to vote as a class or series as may be required so that all Preferred Stock is voted in favor of such Change of Control or treatment of the Preferred Stock in connection therewith, in each case, as recommended by the Board of Directors, and (ii) shall be present, in person or by proxy, at all meetings of the shareholders of the Company (including without limitation at any adjournments or postponements thereof) at which the Preferred Stock is or may be entitled to vote so that all shares of issued and outstanding Preferred Stock of the Company are counted for the purposes of determining the presence of a quorum (if applicable) and voted in accordance with this Section 8(d) at such meetings (including without limitation at any adjournments or postponements thereof). The foregoing provision shall also apply to the execution by such Persons of any written consent in lieu of a meeting of holders of Preferred Stock of the Company. In the event the Company complies with this Section 8 and any Holder fails to vote its shares of Preferred Stock in favor of a Change of Control as set forth in this Section 8(d), such Holder shall be deemed to have voted its shares of Preferred Stock in accordance with the recommendation of the Board of Directors with respect to such Change of Control. By its acceptance of a share of Preferred Stock, each Holder hereby and thereby irrevocably grants to, and appoints, the Company, the Company’s President, Secretary and its General Counsel and any individual designated in writing by the Company, and each of them individually, such Holder’s proxy and attorney-in-fact (with full power of substitution and resubstitution and coupled with an interest), for and in the name, place and stead of such Holder respectively, to vote all of such Holder’s Preferred Stock at any meeting of shareholders of the Company or to execute any consent in accordance with this Section 8 assuming that the subject Change of Control provides for the Preferred Stock to be timely and fully redeemed in cash (which amounts may be provided on behalf of the Company by an acquirer in connection with such Change of Control) or otherwise provides for the Holders to receive the same amounts for cash in such Change of Control (including receipt of such amounts as merger consideration) or in which the Preferred Stock remains outstanding or is exchanged or converted into a Substantially Equivalent Security in accordance with this Section 8.

(e) If the Holders of a majority of the then-outstanding shares of Preferred Stock have made a Securities Election, any conversion or exchange of the Preferred Stock into the Substantially Equivalent Security (if applicable) shall occur upon consummation of the Change of Control. If the Company is required to redeem the Preferred Stock in accordance with Section 8(a), Section 8(b) or Section 8(c), such redemption shall occur (i) as soon as reasonably practicable following such Change of Control, but in no event later than five Business Days after the loans and other debt obligations under the Company Indebtedness Documents are, to the extent required, repaid or (ii) on such other date as the Company and the Holders of a majority of the then-outstanding shares of Preferred Stock may agree or consent (the “Change of Control Redemption Date”); provided that, if such redemption would cause the Preferred Stock to be characterized as “disqualified stock”, “disqualified capital stock” or any similar concept pursuant to the terms of any Company Indebtedness Documents, the Change of Control Redemption Date will, in each case, solely to the extent required to prevent such characterization, be tolled until the applicable loans and other debt obligations under any such Company Indebtedness Documents are, to the extent required, repaid (and, if applicable, any commitments will be terminated and any obligations to offer to redeem, repay or repurchase such loans or other debt obligations as a result of the Change of Control will have expired) prior to such redemption of the Preferred Stock and the Company will timely comply with any “change of control offer” or similar requirements under the terms of any such Company Indebtedness Documents, if applicable. For the avoidance of doubt, the preceding proviso shall not be deemed to be a waiver by any Holder of its right to receive from the Company and/or its successor the cash payment required in connection with such Change of Control and redemption.

(f) If the Company is required to redeem the Preferred Stock in accordance with Section 8(a), Section 8(b) or Section 8(c), then no later than the opening of business of the Change of Control Redemption Date, the Company shall deposit with the Paying Agent funds sufficient to redeem the shares of Preferred Stock. The Company shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to pay the applicable Change of Control Redemption Price to the Holders as set forth in the Change of Control Notice. If a Change of Control Notice shall have been given, then from and after the Change of Control Redemption Date, unless the Company defaults in providing, or otherwise does not provide, cash sufficient for such redemption on the Change of Control Redemption Date, (i) all dividends on such shares of Preferred Stock to be redeemed shall cease to accrue, (ii) shares of Preferred Stock to be redeemed shall be deemed to no longer be outstanding and (iii) all rights with respect to such shares of Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the Change of Control Redemption Price. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Change of Control Redemption Price of the shares of Preferred Stock to be redeemed), and the holders of any shares of Preferred Stock so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including redemption of shares of Preferred Stock, that remain unclaimed or unpaid after two years after the Change of Control Redemption Date or other payment date, shall be, to the extent permitted by applicable Law, repaid to the Company upon its written request, after which repayment the Holders entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Change of Control Notice, there shall be no redemption of any shares of Preferred Stock called for redemption until funds sufficient to pay the full Change of Control Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.

SECTION 9. Additional Holder Rights. (x) Upon the occurrence of a Dividend Trigger Event that has not been cured within three months of the occurrence of such Dividend Trigger Event, (y) at any time after the seventh anniversary of the Issue Date if all (or the applicable portion of) the Preferred Stock has not been timely and fully redeemed following the exercise of a Holder Optional Redemption right in accordance with Section 7 or (z) upon a Change of Control if the Preferred Stock has not been timely and fully redeemed when required in accordance with

Section 8 (any such date, the “Additional Holder Rights Date”), the following additional rights and remedies will apply thereafter until such time as the foregoing circumstances, as applicable, have been fully cured in accordance with the terms hereof or until the time that no Preferred Stock is outstanding:

(a) The Dividend Rate will increase to 12.0% per annum (provided that, after the seventh anniversary of the Issue Date, the Dividend Rate will be equal to the greater of (x) LIBOR plus 10.0% and (y) 12.0%) and the Holder Representative shall have the right to elect, on behalf of the Holders, to cause the Company, by delivering eight Business Days’ prior written notice prior to the relevant Dividend Payment Date, to pay the relevant Quarterly Dividend by delivering to the Holders a number of shares of Common Stock equal to the quotient of (i) the amount that would have been payable to the Holders if such Quarterly Dividend were paid entirely in cash divided by (ii) 95% of the five Trading Day VWAP of the Common Stock ending on the second Trading Day immediately prior to the applicable Dividend Payment Date (provided that the Company shall not be required to deliver Common Stock pursuant to this Section 9(a)(i) if the issuance of such Common Stock would result in the violation of the shareholder approval rules of the NASDAQ Global Select Market (or the analogous rules imposed by any other national securities exchange on which the Common Stock is then listed or quoted, to the extent then applicable), including NASDAQ Listing Rule 5635 (unless such requisite shareholder approval has been obtained), and provided further that if the Company is not required to deliver Common Stock under the preceding proviso, then such Quarterly Dividend will be payable entirely in cash). The foregoing restriction shall continue notwithstanding any failure of the Common Stock to continue to be listed on the NASDAQ Global Select Market.

(b) Board Appointment Rights.

(i) The Holder Representative acting on behalf of the Holders of a majority of the outstanding shares of Preferred Stock shall have the exclusive right to appoint and elect two directors to the Board of Directors (each a “8.875% Redeemable Preferred Director”); provided that the individuals to be appointed to the Board of Directors by the Holders shall be reasonably acceptable to the Board of Directors (provided that the Board of Directors may not unreasonably withhold, condition or delay such consent) and such appointments shall be subject to each 8.875% Redeemable Preferred Director satisfying all requirements regarding service as a director of the Company under applicable Law or stock exchange rule regarding service as a director of the Company and under the Company’s charters, practices and policies including those relating to confidentiality and securities trading restrictions; provided, further that any senior professional of the GSO Funds or their Affiliates who satisfy all applicable laws and stock exchange rules regarding service as a director of the Company and independence shall automatically be deemed reasonably acceptable to the Board of Directors; provided, further, that if the Board of Directors rejects any nominee, the Holders can appoint another individual until such appointee is accepted to the Board of Directors in accordance with this Section 9(b)(i). To the extent the Holders of a majority of the then-outstanding shares of Preferred Stock have the right to appoint 8.875% Redeemable Preferred Directors pursuant to this Section 9(b)(i), the Company shall use commercially reasonably efforts to obtain all internal corporate approvals and authorizations with respect to the rights of the Holder Representative to elect such director(s) to the Board of Directors.

(ii) Each 8.875% Redeemable Preferred Director appointed or elected pursuant to Section 9(b)(i) shall serve until the next Annual Meeting of the Company or until his or her successor is elected and qualified (provided that the Holders may reelect such 8.875% Redeemable Preferred Directors at such Annual Meeting (and at any subsequent Annual Meeting) so long as the Holders continue to have the right to appoint such directors in accordance with Section 9(b)(i)) or his or her earlier death, resignation, retirement, disqualification or removal; any vacancy or newly created directorship in the position of a 8.875% Redeemable Preferred Director may be filled only by the Holders of a majority of the then-outstanding shares of Preferred Stock; and, subject to Section 9(b)(iii), each 8.875% Redeemable Preferred Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the Holders of a majority of the then-outstanding shares of Preferred Stock.

(iii) Notwithstanding the foregoing, the Holders’ right to appoint 8.875% Redeemable Preferred Directors pursuant to Section 9(b)(i) shall be at all times subject to the application and limitations of NASDAQ Listing Rules (including Rule 5640) or the rules of the national securities exchange on which the Common Stock is then-traded.

(c) Approval of the Holder Representative shall be required for (i) the direct or indirect incurrence, creation, issuance, assumption or guarantee of, or contingent liability with respect to, Indebtedness by the Company and/or its Subsidiaries if, after giving pro forma effect to the incurrence, creation, issuance, assumption or guarantee of, or the contingent liability with respect to, such Indebtedness and any substantially simultaneous application of the proceeds thereof, the Company’s Leverage Ratio would exceed 3.50 to 1.00, (ii) the declaration and payment of any Prohibited Distributions and (iii) any issuance of Equity Interests of any of the Company’s Subsidiaries to third parties. For the avoidance of doubt, this clause (c) will not restrict the transfer by the Company of 100% of the Equity Interests owned, directly or indirectly, by the Company in any Subsidiary of the Company to the extent such Equity Interests are outstanding as of the Additional Holder Rights Date.

SECTION 10. No Fractional Shares.

No fractional shares of Common Stock shall be issued upon redemption of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon the redemption of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the redemption or other action would result in the issuance of any fractional share. If, after the aforementioned aggregation, the redemption would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the VWAP of one share of Common Stock on the date of redemption.

SECTION 11. Uncertificated Shares

(a) Form. Notwithstanding anything to the contrary herein, the shares of Preferred Stock and any shares of Common Stock issued upon redemption thereof or delivered in respect of Non-Cash Dividends payable thereon shall be in uncertificated, book entry form as permitted by the Amended and Restated Bylaws of the Company and the Texas Business Organizations Code. Within a reasonable time after the issuance or transfer of uncertificated shares, the Company shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(b) Transfer. Transfers of Preferred Stock or any shares of Common Stock issued upon redemption thereof or delivered in respect of Non-Cash Dividends payable thereon held in uncertificated, book-entry form shall be made only upon the transfer books of the Company kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(c) Legends. Each Ownership Notice issued with respect to a share of Preferred Stock or any Common Stock issued upon redemption thereof or delivered in respect of Non-Cash Dividends payable thereon shall, in addition to any legend required under the Standstill Agreement or other agreement, bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS OWNERSHIP NOTICE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

In addition, Each Ownership Notice issued with respect to a share of Preferred Stock shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS OWNERSHIP NOTICE ARE SUBJECT TO CERTAIN VOTING AGREEMENTS SET FORTH IN THE STATEMENT OF RESOLUTIONS, WHICH ESTABLISH OTHER POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER RIGHTS OF THE 8.875% REDEEMABLE PREFERRED STOCK OF THE COMPANY.”

(d) Certain Obligations with Respect to Transfers and Exchanges of Preferred Stock.

(i) All shares of Preferred Stock issued upon any registration of transfer or exchange of such shares of Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Statement of Resolutions as the shares of Preferred Stock surrendered upon such registration of transfer or exchange.

(ii) Prior to due presentment for registration of transfer of any shares of Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Preferred Stock are registered as the absolute owner of such Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(iii) No service charge shall be made to a Holder for any registration of transfer or exchange of any Preferred Stock or Common Stock issued upon the redemption thereof or in respect of dividend payments made in Common Stock thereon on the transfer books of the Company or the Transfer Agent. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Preferred Stock or such Common Stock in a name other than the name in which the shares of Preferred Stock were registered, and the Company may withhold any issuance or delivery of Preferred Stock or Common Stock unless and until the Person requesting such issuance or delivery has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid or is not required to be paid.

(e) No Obligation of the Transfer Agent. The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Statement of Resolutions or under applicable Law with respect to any transfer of any interest in any Preferred Stock other than to require documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Statement of Resolutions, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 12. Other Provisions.

(a) All shares of Common Stock that may be issued upon the redemption of the Preferred Stock or in respect of Non-Cash Dividends payable thereon shall be fully paid and non-assessable. The Company shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon the redemption of the Preferred Stock or in respect of Non-Cash Dividends payable thereon, and the Company shall cause all shares of Common Stock that may be issued upon the redemption of the Preferred Stock or in respect of Non-Cash Dividends payable thereon to be listed on the NASDAQ (or such other national securities exchange on which the Common Stock is listed or quoted at such time). All shares of Common Stock that are issued upon the redemption of the Preferred Stock or in respect of Non-Cash Dividends payable thereon shall, upon issuance, be validly issued, not subject to any preemptive rights, and, be free from all taxes, Liens and other encumbrances with respect to the issuance thereof (collectively, “Encumbrances”), other than taxes in respect of any transfer occurring contemporaneously with such issue and Encumbrances created by the holder and other than restrictions on transfer under the Transaction Documents, under the Texas Business Organizations Code or applicable federal and state securities laws.

(b) With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(c) Shares of Preferred Stock that have been issued and reacquired by the Company in any manner, including shares of Preferred Stock purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Texas) upon such reacquisition be automatically cancelled by the Company and shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series and subject to later issuance.

(d) The shares of Preferred Stock shall be issuable only in whole shares.

(e) All notice periods referred to herein shall commence: (i) when made, if made by hand delivery or electronic mail; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three Business Days after being sent by first-class mail, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(f) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

(g) The shares of Preferred Stock shall have no preemptive or subscription rights, except those that may be provided by contract.

(h) Without limiting the rights or claims of the Holders hereunder, the Company’s ability to redeem shares of Preferred Stock or pay dividends on the Preferred Stock is subject to applicable Law limiting the Company’s ability to make such redemptions or pay such dividends if (i) after giving effect to the redemption or dividend, the Company would be insolvent, (ii) the net assets of the Company would be less than the amount of the proposed redemption or dividend and (iii) funds are otherwise not legally available therefor under the Texas Business Organizations Code. Notwithstanding anything to the contrary provided herein, in the event of a failure by the Company to fulfill its obligations with respect to the payment of dividends or the redemption of the Preferred Stock as set forth in this Statement of Resolutions, whether or not as a result of the existence of one of the restrictions set forth in the first sentence of this Section 12(h), (x) the Liquidation Preference with respect to each share of Preferred Stock shall increase with respect to any such unpaid dividends, (y) to the extent provided for in this Statement of Resolutions, each Holder shall have all rights under this Statement of Resolutions, including in accordance with Section 3, Section 7, Section 8 and Section 9, together with any other rights which such Holder is entitled to under any contract or agreement at any time and any other rights that such Holder may have pursuant to applicable Law and (iii) each Holder’s rights with respect to any unfulfilled redemption of the Preferred Stock exists upon the exercise of such Holder’s redemption rights pursuant to this Statement of Resolutions and shall continue to exist until the Preferred Stock is redeemed in accordance with this Statement of Resolutions, and no failure by the Company to perform its obligations under this Statement of Resolutions for any such reason shall relieve the Company of liability for such obligations.

(i) Notwithstanding anything herein to the contrary contained in this Statement of Resolutions, the number shares of Common Stock that may be issued under this Statement of Resolutions, for any reason, when combined with the number of Warrant Shares into which each Warrant is settled pursuant to the Warrant Agreement, shall not exceed the maximum number of shares of Common Stock which the Company may issue without shareholder approval under applicable law (including, for the avoidance of doubt, the shareholder approval rules of the NASDAQ Global Select Market or any other national securities exchange on which the shares of Common Stock are then listed). Additionally, the Company will not issue any shares of Common Stock under this Statement of Resolutions, unless at the time of such issuance, either the maximum number of shares of Common Stock then issuable under the Warrants may be issued under such rules without any shareholder approval or the requisite shareholder approval has been obtained. The foregoing restriction shall continue notwithstanding any failure of the Common Stock to continue to be listed on the NASDAQ Global Select Market. In the event the Company is restricted from issuing Common Stock pursuant to this Statement of Resolutions in accordance with the preceding sentence, the Company shall be required to satisfy its obligations with respect to Non-Cash Dividends and/or the redemption of the Preferred Stock by paying cash in respect of such dividend payment or redemption obligation. For the avoidance of doubt, the inability of the Company to deliver Common Stock in respect of Non-Cash Dividends and/or the redemption of shares of Preferred Stock in accordance with Section 7 shall not relieve the Company of its obligations to pay Quarterly Dividends in full when due or to redeem the Common Stock in accordance with Section 7.

(j) All Information regarding the Company and any transaction (including any Change of Control) received by the Holder Representative and its Affiliates shall be kept confidential and not disclosed except to the extent required by Law and except that the Holder Representative and each of its Affiliates may disclose Information relating to the Preferred Stock or the transactions contemplated by the Statement of Resolutions or the Purchase Agreement (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors, investment committee members, shareholders, funding sources, consultants and representatives (in each case on a need-to-know basis), and to investors or prospective investors in any fund managed, advised or sub-advised by Holder Representative or its Affiliates, in each case described in this clause (a), on a confidential basis and only to the extent the applicable recipient of such Information is informed of the confidential nature of such Information and who are subject to customary confidentiality obligations of professional practice or who are or have been advised to keep the same confidential and as to any failure to comply with this Section by such Person the Holder Representative shall be responsible unless such Person has entered into a confidentiality agreement directly with the Company; (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates (in which case the Holder Representative agrees, to the extent possible and reasonably practicable and permitted by such Law, authority or process, other than in connection with a routine audit or examination by, or a blanket document request from, a regulatory or governmental entity that does not reference the Company, to inform the Company promptly thereof); (c) to the extent required by applicable Law or by any subpoena or other legal process; (d) to any Holder who has agreed to be bound by the confidentiality terms of this Section 12(j) or that is bound by obligations of confidentiality to the Company or for whom the Holder Representative assumes liability for any disclosure by such Person; (e) in connection with any action or proceeding relating to this Statement of Resolutions or the Purchase Agreement between the Company and the Holders or involving a Governmental Authority; (f) subject to a confidentiality agreement in favor of, and delivered to, the Company no later than simultaneously with a transfer of Preferred Stock, containing provisions at least as restrictive as those set forth in this Section 12(j), to any permitted transferee of Preferred Stock (subject to the restrictions set forth in the Purchase Agreement); (g) with the consent of the Company; (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) is available to the Holder Representative, any Holder or any of their Affiliates on a non-confidential basis from a source other than the Company that is not known by the Holder Representative or Affiliate to be subject to confidentiality obligations owing to the Company or (z) is independently developed by the Holder Representative, a Holder or their respective Affiliates, so long as not based on information obtained in a manner that would otherwise violate this Section or (j) for purposes of establishing any appropriate due diligence defenses. Notwithstanding the foregoing, (x) the Holder Representative, the Holders and their respective Affiliates may use the Company’s logos or trademarks in disclosure and marketing materials provided to existing and prospective investors in funds managed, advised or sub-advised by the Holder Representative, the Holders or their respective Affiliates and (y) the Holder Representative, the Holders and their respective Affiliates may publish or disseminate general information that has been publicly disclosed by the Company or that the Company approves in writing for public disclosure by such Person in advance concerning this Statement of Resolutions and the transactions contemplated by the Purchase Agreement for general GSO Fund marketing purposes. The foregoing shall not limit the application of the Confidentiality Agreement in accordance with its terms.

(k) The Holder Representative, solely in its capacity as the Holder Representative, shall have no liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to, this Statement of Resolutions, other than with respect to the confidentiality obligations under Section 12(j). The Company shall be entitled to rely conclusively and without any inquiry on any and all instructions of, decisions of or actions taken or omitted to be taken by the Holder Representative under this Statement of Resolutions without any liability to any Holder or obligation to inquire as to such instructions, decisions of, or actions or omissions including the authority or validity thereof, all of which instructions, decisions, actions or omissions shall be legally binding on the Holders.

(l) Any notice from the Company may be provided to the Holders by notice to the Transfer Agent and shall be deemed given upon delivery of such notice to the Transfer Agent to the extent the agreement between the Company and the Transfer Agent provides for delivery by the Transfer Agent of such notice to the Holders. Notice may also be given directly to any Holder by any manner allowed under the bylaws of the Company and applicable Law.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Statement of Resolutions to be signed and attested this 10th day of August, 2017.

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
David L. Pitts
Vice President and Chief Financial Officer

[Signature Page to Statement of Resolutions]

Exhibit A

OWNERSHIP NOTICE

THE SECURITIES REPRESENTED BY THIS OWNERSHIP NOTICE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS OWNERSHIP NOTICE ARE SUBJECT TO CERTAIN VOTING AGREEMENTS SET FORTH IN THE STATEMENT OF RESOLUTIONS (THE “STATEMENT OF RESOLUTIONS”), WHICH ESTABLISH OTHER POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER RIGHTS OF THE 8.875% REDEEMABLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE (“PREFERRED STOCK”) OF CARRIZO OIL & GAS, INC., A TEXAS CORPORATION (THE “COMPANY”).

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE COMPANY, INCLUDING THE STATEMENT OF RESOLUTIONS (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF STATE OF THE STATE OF TEXAS. THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Company listed on Schedule A to this letter.

In addition, please be advised that the Company will furnish without charge to each stockholder of the Company who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Company and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter. Any such request should be directed to the Secretary of the Company.

The shares of Preferred Stock of the Company have been not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act.

Dated:

WELLS FARGO BANK, N.A., as Transfer Agent,

By:
Authorized Signatory